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                                 PRESS RELEASE
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FOR IMMEDIATE RELEASE                                CONTACT:

Valhi, Inc.                                          Bobby D. O'Brien
Three Lincoln Centre                                 Vice President
5430 LBJ Freeway, Suite 1700                         (972) 233-1700
Dallas, Texas  75240-2697
(972) 233-1700

                       VALHI REPORTS THIRD QUARTER RESULTS


     DALLAS, TEXAS . . November 8, 2006. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $19.6 million, or $.17 per diluted share, in the third quarter of 2006 compared to income of $13.4 million, or $.11 per diluted share, in the third quarter of 2005. For the first nine months of 2006, Valhi reported income from continuing operations of $60.8 million, or $.52 per diluted share, compared to income of $66.8 million, or $.56 per diluted share, in the first nine months of 2005.

     Chemicals sales increased $39.5 million in the third quarter of 2006 compared to the third quarter of 2005, and increased $85.3 million in the first nine months of 2006 compared to the same period in 2005, due principally to higher TiO2 sales volumes, which increased 11% in both the quarter and year-to-date periods. For each of the 2006 periods, higher sales volumes in the United States, Europe and export markets more than offset the effect of lower volumes in Canada. Kronos' TiO2 sales volumes in the first nine months of 2006 were a new record for Kronos. Also impacting chemicals sales comparisons were fluctuations in foreign currency exchange rates, which increased TiO2 sales by approximately $9 million in the quarter but decreased sales by approximately $11 million in the year-to-date period. In addition, Kronos' average TiO2 selling prices were about 1% lower in the third quarter of 2006 as compared to the third quarter of 2005; for the first nine months of 2006, Kronos' average TiO2 selling prices approximated those of the first nine months of 2005. The following table at the end of this press release shows how each of these items impacted the overall increase in chemicals sales.

     Chemicals operating income comparisons were favorably impacted by record high TiO2 production volumes, which were 3% higher in both the quarter and year-to-date periods. Kronos' TiO2 production facilities were operating at near full capacity for both 2005 and 2006. Chemicals operating income comparisons were negatively impacted by higher manufacturing costs, particularly raw materials and energy costs, and by fluctuations in foreign currency exchange rates, which decreased chemicals operating income by approximately $3 million for the quarter and $18 million for the year-to-date period.

     Component products sales increased in the third quarter and first nine months of 2006 as compared to the same periods of 2005 due mainly to the net effect of sales volumes generated from the August 2005 and April 2006 acquisitions of two marine component businesses, higher sales volumes of security products due to improved demand and lower sales volumes for furniture component products resulting from competition from lower-priced Asian manufacturers. In addition, component products sales comparisons were favorably impacted by fluctuations in foreign currency exchange rates, which increased sales by approximately $265,000 in the quarter and $1.0 million in the first nine months of the year. Component products operating income comparisons were

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

favorably impacted by an improved product mix due to a decline in lower-margin furniture components sales and an increase in sales of higher-margin security and marine component products, as well as the favorable impact of a continuous focus on reducing costs across all product lines. In addition, component products operating income comparison were negatively impacted by fluctuations in foreign currency exchange rates, which decreased operating income by approximately $226,000 in the quarter and $1.2 million in the year-to-date period.

     Waste management sales increased, and the waste management operating loss decreased, in the first nine months of 2006 as compared to the same period in 2005 as the Company obtained new customers and existing customers increased their utilization of our waste management services.

     During 2006, TIMET has benefit from significantly increased demand for titanium from commercial aerospace and military sectors that has driven melted and mill titanium prices to record levels. TIMET's sales increased from $190.0 million in the third quarter of 2005 to $271.8 million in the third quarter of 2006, and increased from $529.0 million in the first nine months of 2005 to $859.6 million in the first nine months of this year. TIMET's operating income also improved from $51.7 million to $84.6 million in the quarter, and from $108.1 million to $273.3 million in the year-to-date period. TIMET's average selling prices for melted and milled products in the third quarter of 2006 increased 68% and 37%, respectively, over the same period in 2005. For the first nine months of 2006, these average selling prices increased 95% and 43%, respectively. TIMET's sales volumes of mill products increased 7% in the third quarter of 2006 as compared to the third quarter of 2005, while sales volumes of TIMET's melted products declined 5%. In the year-to-date period, such sales volumes were up 13% and 4%, respectively. TIMET's operating income comparisons were favorably impacted by improved plant operating rates, which increased to 88% in the first nine months of 2006 from 78% in the first nine months of 2005. TIMET's operating income comparisons were negatively impacted by higher costs for raw materials, primarily titanium sponge and scrap, increased employee compensation costs as a result of personnel added to support the expansion of TIMET's business and certain relocation costs. TIMET's results in the first nine months of 2005 include a second quarter pre-tax gain of $13.9 million ($2.6 million, or $.02 per diluted share, net of income taxes and minority interest to Valhi) related to the sale of certain real property adjacent to TIMET's facility in Nevada. TIMET's results in the first nine months of 2005 also include a $41.3 million income tax benefit ($11.1 million, or $.09 per diluted share, net of minority interest to Valhi) related to the reversal of the valuation allowances attributable to TIMET's deferred income tax assets in the U.S. and the U.K.

     Net securities transactions gains in the first nine months of 2005 relate principally to (i) NL's sale of shares of Kronos common stock in market transactions of $14.7 million ($6.6 million, or $.05 per diluted share, net of income taxes and minority interest) and (ii) a second quarter $5.4 million gain ($2.4 million, or $.02 per diluted share, net of income taxes and minority interest) related to Kronos' sale of its passive interest in a Norwegian smelting operation. Insurance recoveries represent NL's recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs. These net-of-tax insurance recoveries aggregated $.01 per diluted share in each of the first nine months of 2005 and 2006. The $22.3 million loss on prepayment of debt in 2006 ($10.3 million, or $.09 per diluted share, net of income tax benefit and minority interest) relates to Kronos' May 2006 redemption of its 8.875% Senior Secured Notes.

     The Company's effective income tax rate varies significantly from the U.S. statutory federal income tax rate in 2006 due primarily to an aggregate net income tax benefit of Kronos of $9.2 million ($6.6 million, or $.05 per diluted share, net of minority interest) related to the net effect of the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax issues related to Kronos' German and Belgian operations, the unfavorable resolution of certain other income tax issues related to Kronos' German operations, an increase in Kronos' income tax contingency reserve principally related to ongoing income tax audits in Germany and the enactment of a reduction in the Canadian federal

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income tax rate. Such net $9.5 million income tax benefit  includes a net income tax benefit of $12.8 million recognized in the first six months of 2006, and a net $3.3 million provision for income taxes ($2.3 million, or $.02 per diluted share, net of minority interest) in the third quarter of the year. The Company's provision for income taxes in 2005 includes a third quarter non-cash income tax expense of $9.8 million ($6.0 million, or $.05 per diluted share, net of minority interest) related to the aggregate effect of developments of certain income tax audits of Kronos and NL and a change in CompX's permanent reinvestment conclusion regarding certain of its non-U.S. subsidiaries.

     The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in the Company's raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The timing and amount of insurance recoveries,
     o    The ability of the Company to renew or refinance credit facilities,
     o The extent to which our subsidiaries were to become unable to pay dividends,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or

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
expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components), titanium metals products and waste management industries.

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                          VALHI, INC. AND SUBSIDIARIES

                         CONDENSED SUMMARY OF OPERATIONS

                                   (Unaudited)

                    (In millions, except earnings per share)

                                                                              Three months ended             Nine months ended
                                                                                September 30,                  September 30,
                                                                           ---------------------        ------------------------
                                                                            2005            2006            2005           2006
                                                                           ------          -----        --------           -----
                                                                                                (unaudited)
 Net sales
   Chemicals                                                               $292.1         $331.6        $  895.7        $  981.0
   Component products                                                        47.1           48.8           139.7           146.0
   Waste management                                                           3.0            2.7             7.5            10.0
                                                                           ------         ------        --------        --------

     Total net sales                                                       $342.2         $383.1        $1,042.9        $1,137.0
                                                                           ======         ======        ========        ========

 Operating income
   Chemicals                                                               $ 35.5         $ 32.0        $  134.2        $   98.5
   Component products                                                         4.9            6.2            13.8            17.0
   Waste management                                                          (2.8)          (2.4)           (9.1)           (6.1)
                                                                           ------         ------        --------        --------

     Total operating income                                                  37.6           35.8           138.9           109.4

 Equity in:
   TIMET                                                                     15.5           19.2            48.1            61.7
   Other                                                                      2.6            4.6             2.4             2.6

 General corporate items, net
   Interest and dividend income                                               9.4           10.4            28.9            30.8
   Securities transaction gains, net                                          -               .2            20.2              .4
   Insurance recoveries                                                       1.2             .1             2.4             2.9
   General expenses, net                                                     (7.2)         (10.5)          (23.1)          (25.5)
   Loss on prepayment of debt                                                 -              -              -              (22.3)
 Interest expense                                                           (16.7)         (15.8)          (52.4)          (51.8)
                                                                           ------         ------        --------        --------

     Income before income taxes                                              42.4           44.0           165.4           108.2

 Provision for income taxes                                                  29.4           22.1            88.7            40.2

 Minority interest in after-tax earnings                                      (.4)           2.3             9.9             7.2
                                                                           ------         ------        --------        --------

     Income from continuing operations                                       13.4           19.6            66.8            60.8

 Discontinued operations, net of tax                                          -              -               (.3)            (.1)
                                                                           ------         ------        --------        --------

     Net income                                                            $ 13.4         $ 19.6        $   66.5        $   60.7
                                                                           ======         ======        ========        ========

 Basic and diluted earnings per share
   Income from continuing operations                                       $  .11         $  .17        $    .56        $    .52
   Discontinued operations                                                    -              -              -               -
                                                                           ------         ------        --------        --------

     Net income                                                            $  .11         $  .17        $    .56        $    .52
                                                                           ======         ======        ========        ========

 Shares used in calculation of per share amounts
   Basic earnings                                                           117.5          116.1           118.6           116.4
                                                                           ======         ======        ========        ========

   Diluted earnings                                                         117.9          116.5           119.0           116.8
                                                                           ======         ======        ========        ========

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                          VALHI, INC. AND SUBSIDIARIES

                 IMPACT OF PERCENTAGE CHANGE IN CHEMICALS SALES



                                                                      Three months ended           Nine months ended
                                                                        September 30,                September 30,
                                                                        2006 vs. 2005                2006 vs. 2005
                                                                      ------------------           -----------------
                                                                                        (unaudited)

Percent change in sales:
  TiO2 product pricing                                                         (1)%                         -  %
  TiO2 sales volumes                                                           11 %                         11 %
  TiO2 product mix                                                              1 %                         -  %
  Changes in foreign currency exchange rates                                    3 %                         (1)%
                                                                               ----                         ----

      Total                                                                    14 %                         10 %
                                                                               ====                         ====















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